Exhibit (a)(5)(E)

Additional Bayer-Conceptus Acquisition FAQs for Employees

May 9, 2013

We are working to respond to as many of the questions submitted by Conceptus employees as we can. Following are answers to some of your initial questions about Benefits and Bayer’s structure; we will continue to gather questions and provide responses on these topics and the sales organization as soon as we are able.

BENEFITS

Bayer Human Resources will be onsite the week of May 13 to provide an overview of its benefits programs which will cover many of the questions raised. In the interim, we are able to answer several of your questions

1.	What benefits will be available to us as Bayer employees?

Bayer offers a fully range of health and welfare benefits to employees, including medical, savings and retirement plans; flexible work policies; professional development; formal and informal recognition programs; employee discounts; and employee assistance programs, to name a few. These will be discussed in more detail during the Benefits Overview.

2.	Does Bayer have a pension plan?

Yes, details will be shared during the Benefits Overview.

3.	If my benefits are terminated at close and I have a new plan, what will happen to my deductible? Will the deductible start over? We assume that you are referring to your medical plan deductible.

Bayer is working on a process to enable a carry-over of any deductible amounts reached or out of pocket expenses paid to date to the Bayer medical plan providers.

4.	Will my service with Conceptus be bridged with Bayer?

Yes.

5.	What will happen with my existing 401k plan?

The balance in your current 401k account will be automatically rolled over into the Bayer plan.

6.	What is the process if I have a loan with my existing 401k?

Any current 401k loans will automatically transition over to the Bayer plan in conjunction with the asset transfer of the Conceptus 401k plan.

STRUCTURE

1.	What do we know about Bayer’s business structure?

Bayer is a global enterprise with core competencies in the fields of health care, agriculture and high-tech materials. As an innovation company, it sets trends in research-intensive areas. Bayer’s products and services are designed to benefit people and improve the quality of life. At the same time, we aim to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and acts as a socially and ethically responsible corporate citizen. In fiscal year 2012, Bayer employed 110,500 people and had sales of €39.8 billion. Capital expenditures amounted to €2 billion, R&D expenses to €3 billion.

Bayer comprises three subgroups and three service companies which operate independently, led by a management holding company. The Corporate Center supports the Management Board.

•	Subgroups:

Bayer HealthCare is among the world’s foremost innovators in the field of pharmaceutical and medical products.

•	Bayer CropScience, with its highly effective products, pioneering innovations and keen customer focus, holds global leadership positions in crop protection and non-agricultural pest control.

Bayer MaterialScience is a renowned supplier of high-performance materials such as polycarbonates and polyurethanes, and innovative system solutions for a wide range of everyday uses.

Central service companies:

•	Bayer Business Services is the Bayer Group’s international competence center for IT services.

•	Bayer Technology Services is the global technological backbone for the Bayer Group and a major innovation driver.

•	Currenta offers services for the chemical industry including utility supply, waste management, infrastructure, safety, security, analytics and vocational training.

For more information, please visit www.Bayer.com.

Additional Information about the Transaction and Where to Find It

In connection with the Agreement and Plan of Merger dated as of April 28, 2013 by and among Conceptus, Bayer HealthCare (a wholly-owned subsidiary of Bayer AG) and Evelyn Acquisition Company (the “Merger Agreement”), Bayer HealthCare, Evelyn Acquisition Company and Bayer AG have commenced a tender offer to purchase all of the shares of common stock of Conceptus. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents), which Bayer HealthCare, Evelyn Acquisition Company and Bayer AG filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2013. In addition, on May 7, 2013, Conceptus filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Conceptus stockholders are strongly advised to read the tender offer statement and the related solicitation/recommendation statement because they contain important information, including the terms and conditions of the offer, that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all Conceptus stockholders at no expense to them. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the tender offer statement will be made available free of charge to all Conceptus stockholders who direct a request to Georgeson, Inc., the Information Agent for the offer, toll-free at (866) 297-1410. Banks and brokers may call collect at (800) 223-2064.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this communication, other than purely historical information, including estimates, projections and statements relating to Conceptus’ and Bayer HealthCare’s respective business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include the ability of Conceptus, Bayer HealthCare and Evelyn Acquisition Company to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of Conceptus’ stockholders will tender their shares of common stock in the tender offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; the effects of disruption from the transactions on Conceptus’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; other risks and uncertainties pertaining to the business of Conceptus, including: dependence on sales of the Essure System; dependence on recommendations and endorsements by physicians; the ability of Conceptus to compete effectively against new and well-established alternative procedures, products, and technologies; the possibility that Conceptus’ marketing and advertising may not be successful; the possible failure of Conceptus’ intellectual property rights to provide meaningful commercial protection for the Essure System; disruptions of Conceptus’ manufacturing, supply or distribution operations; claims that Conceptus’ products infringe the intellectual property rights of others; patent litigation to which Conceptus is a party; and other risks detailed in Conceptus’ public filings with the SEC from time to time, including Conceptus’ most recent Annual Report on Form 10-K for the year ended December 31, 2012 (as amended). The reader is cautioned not to unduly rely on these forward-looking statements. Conceptus expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.